Exhibit 99.1

NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Elecsys posts 7th consecutive profitable quarter

Olathe, Kansas (March 12, 2012) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide, today announced the financial results for its third fiscal quarter ended January 31, 2012.

Sales for the quarter were $5,218,000, a decrease of 15%, or $891,000, from $6,109,000, in the third quarter of fiscal 2012.  Total sales year-to-date increased 2%, or $254,000, to $17,024,000.  The decrease in total sales for the quarter was the result of lower EDMS sales slightly offset by increases from overall sales growth in our proprietary products and services.

Operating income for the quarter was $473,000, compared to operating income of $429,000 for the same quarter in the prior year.  For the first nine months of fiscal 2012, operating income grew to $1,344,000 from $929,000 reported in the first nine months of fiscal 2011.

Net income was $262,000, or $0.07 per diluted share, for the quarter ended January 31, 2012, the same as the third quarter of the previous year.  For the nine-month period ended January 31, 2012, net income grew to $754,000, or $0.19 per diluted share, while for the comparable prior year period net income was $470,000, or $0.12 per diluted share.

Sales of proprietary products and services were $2,553,000 for the quarter ended January 31, 2012, an increase of 7%, or $164,000.  Year-to-date proprietary product sales also increased by 7%, to $7,276,000 for the nine-month period ended January 31, 2012 compared to $6,782,000 in the comparable period of the prior fiscal year.  Sales of wireless remote monitoring and industrial communication solutions increased 6%, or $114,000, from the previous year to $1,884,000 for the current quarter.  The overall increase in sales of remote monitoring equipment and services was driven by an increase in customer orders combined with an increase in recurring data management services.  The Company’s Radix handheld mobile computing and eXtremeTAG RFID solutions reported an increase in sales of 9%, or $47,000, compared to the comparable period of the prior fiscal year.  The increase was due to increases in sales of both our Radix FW950 handheld computers and eXtremeTAG RFID solutions.

Sales for the Company’s Electronic Design and Manufacturing Services (“EDMS”) business segment decreased by 28%, or $1,055,000, to approximately $2,665,000 for the quarter ended January 31, 2012, from $3,720,000 in the prior fiscal year.  The decrease was the result of reduced sales to some existing customers due to uncertain economic conditions and the elimination of certain lower margin customers stemming from efforts to improve overall EDMS gross margins.  Fiscal year-to-date EDMS sales were $9,748,000, a slight decrease of 2%, or $240,000, from $9,988,000 in the nine-month period ended January 31, 2011.

The Company expects that total sales for its proprietary products and services will continue to increase over the next few quarters.  Increases in proprietary product sales will primarily be driven by wireless remote monitoring and secure industrial communication solutions but also by potential sales growth in our Radix rugged handheld computers and eXtremeTAG RFID solutions.  The Company believes that its renewed investment in EDMS sales and marketing, along with its focus on adding customers that will benefit from its proprietary technologies, will lead to moderate EDMS sales and margin growth over the next few quarters.

Total backlog at January 31, 2012 was approximately $9,953,000, an increase of $4,195,000, or 73%, from a total backlog of $5,758,000 on April 30, 2011.  The increase in backlog was largely due to an increase in EDMS bookings during previous quarters offset by a decreased proprietary product backlog.  EDMS orders typically specify several deliveries scheduled over a defined period of time while our proprietary products are usually shipped to the customer soon after orders are received.

Gross margin for the quarter ended January 31, 2012 was approximately 38%, or $1,990,000, versus 34%, or $2,048,000 for the quarter ended January 31, 2011.  Gross margin for the nine-month period also increased to 36% of sales, or $6,091,000 from a gross margin of 33% of sales or $5,522,000 from the nine-month period ended January 31, 2011.  The increase in gross margin percentage was a function of the overall increase in proprietary product sales volume combined with the reduction of less profitable EDMS accounts.

Total selling, general and administrative expenses were approximately $1,517,000 during the quarter ended January 31, 2012 compared with $1,619,000 in the comparable quarter of the prior fiscal year.  The decrease of $102,000, or 6%, was the result of decreases in research and development costs and general and administrative expenses along with an increase in sales and marketing expenses. Research and development expenses were lower due to a reduction in contract labor costs and lower support engineering expenses.  General and administrative expenses also posted a reduction in costs during the period primarily due to the expirations of a royalty agreement and an office lease from prior product line acquisitions.   The increase in sales and marketing expenses was attributable to the addition of an EDMS sales representative and increased travel costs.  Selling, general and administrative expenses totaled $4,747,000 and $4,593,000, for the nine-month periods ended January 31, 2012 and 2011, respectively.

Karl B. Gemperli, Chief Executive Officer, stated, “Elecsys continued to demonstrate solid performance during the third quarter as we enhanced our gross margins, expanded our order backlog and delivered our seventh consecutive profitable quarter.  Although overall sales decreased from the third quarter of last year, sales of our proprietary products continued to grow and gross margin exceeded 38% of sales during the quarter.  As we strategically build the profitability of our custom electronic design and manufacturing service business, we are actively developing long-term relationships with OEM’s that value our innovative wireless M2M and display technologies while we ceased doing business with certain lower-margin customers.”

Gemperli continued, “As we continue the transformation of Elecsys into a global M2M technology provider, we remain committed to expanding both our market presence and the breadth of our product offering.  We will continue developing new and enhanced industrial M2M products and solutions, a key component of future expansion for both our proprietary product and custom OEM markets.  In conjunction with new product and technology investment, our continuing business development initiatives are focused on both expanding applications for our products into new industry segments and increasing our business in developing international markets with attractive new business potential.  Although the direction of the economy is difficult to predict, we remain focused on growing our company and expect positive trends in both revenues and earnings during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy, agriculture, safety and security systems, water management, and transportation.  Elecsys proprietary equipment and services encompass rugged remote monitoring, industrial wireless communication, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and products for various markets under its Pipeline Watchdog, Radix, eXtremeTAG, SensorCast, Director, zONeGUARD, and DCI brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated liquid crystal displays to multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2011. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys

Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Sales	$5,218	$6,109	$17,024	$16,770
Cost of products sold	3,228	4,061	10,933	11,248
Gross margin	1,990	2,048	6,091	5,522

Selling, general and administrative expenses:
Research and development expense	374	442	1,084	1,066
Selling and marketing expense	517	380	1,602	1,181
General and administrative expense	626	797	2,061	2,346
Total selling, general and administrative expenses	1,517	1,619	4,747	4,593

Operating income	473	429	1,344	929

Financial income (expense):
Interest expense	(31)	(73)	(127)	(225)
Other income (expense), net	--	--	(1)	(7)
	(31)	(73)	(128)	(232)

Net income before income taxes	442	356	1,216	697

Income tax expense	180	94	462	227

Net income	$262	$262	$754	$470

Net income per share information:
Basic	$0.07	$0.07	$0.20	$0.12
Diluted	$0.07	$0.07	$0.19	$0.12

Weighted average common shares outstanding:
Basic	3,789	3,789	3,789	3,788
Diluted	3,906	3,897	3,919	3,896

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	January 31, 2012	April 30, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$55	$460
Accounts receivable, net	2,646	2,801
Inventories, net	6,267	5,880
Other current assets	861	731
Total current assets	9,829	9,872

Property and equipment, net	5,375	5,393

Goodwill	1,942	1,942
Intangible assets, net	1,937	2,100
Other assets, net	52	60
Total assets	$19,135	$19,367

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,257	$1,248
Accrued expenses	1,525	1,701
Income taxes payable	30	51
Current maturities of long-term debt	181	134
Total current liabilities	2,993	3,134

Deferred taxes	392	396
Long-term debt, less current maturities	4,050	4,960

Stockholders' equity:
Common stock	38	38
Additional paid-in capital	11,068	10,999
Retained earnings (accumulated deficit)	594	(160)
Total stockholders' equity	11,700	10,877
Total liabilities and stockholders' equity	$19,135	$19,367